Exhibit (h)(4)

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

4 Embarcadero Center, Suite 550

San Francisco, California 94111

(415) 788-6036

March 1, 2015

Matthews International Funds, d/b/a Matthews Asia Funds

4 Embarcadero Center, Suite 550

San Francisco, California 94111

Re:	Intermediary Platform Fee Subsidy

Ladies and Gentlemen:

This letter agreement (this “Agreement”), effective as of March 1, 2015, by and between Matthews International Funds, d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Trust”), on behalf of each of its series (the “Funds”), and Matthews International Capital Management, LLC (“Matthews”), a Delaware limited liability company and the investment adviser to the Funds, amends and restates that certain letter agreement by and between the Trust and Matthews, effective as of September 1, 2013 (the “Prior Agreement”), relating to the subsidy provided by Matthews to the Funds with respect to fees charged by certain intermediary platforms on which the Institutional Class shares of the Funds are offered for sale and held. This Agreement is intended to supplement that certain Operating Expenses Agreement, dated as of November 4, 2003, as amended from time to time, by and between the Trust and Matthews (the “Operating Expenses Agreement”).

The Trust and Matthews (each, a “Party,” and together, the “Parties”) agree as follows:

1.	With respect to each intermediary platform that charges the Funds 10 basis points (0.10%) or more for services provided with respect to Institutional Class shares of the Funds through such platform, Matthews agrees to reimburse the Institutional Class of the Funds a portion of such fees in an amount equal to 2 basis points (0.02%).

2.	With respect to each intermediary platform that charges the Funds 5 basis points (0.05%) or more but less than 10 basis points (0.10%) for services provided with respect to Institutional Class shares of the Funds through such platform, Matthews agrees to reimburse the Institutional Class of the Funds a portion of such fees in an amount equal to 1 basis point (0.01%).

3.	Any amount reimbursed by Matthews pursuant to this Agreement may not be recouped by Matthews.

4.

This Agreement shall become effective, and the Prior Agreement shall terminate, as of March 1, 2015. This Agreement shall remain in effect for its initial term until April 30, 2016 and thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (the “Board”) (and separately by the disinterested Trustees of the Trust), unless sooner terminated as provided in paragraph 5 of this Agreement.

5.	This Agreement may be terminated at any time (i) by the Trust on behalf of any one or more of the Funds or by the Board upon sixty (60) days’ prior written notice to Matthews; or (ii) by Matthews upon sixty (60) days’ prior written notice to the Trust, in each case without payment of any penalty.

6.	This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by each of the Parties. The terms of this Agreement may be waived only by a written instrument executed by the Party waiving compliance.

7.	This Agreement constitutes a valid and binding obligation of each Party and is enforceable against each Party in accordance with its terms. Each Party has all requisite power, authority and capacity to execute, deliver and comply with the terms of this Agreement, and such execution, delivery and compliance does not conflict with, or constitute a default under, any instruments governing such Party, any law, regulation or order applicable to it, or any agreement to which it is a party or by which it may be bound.

8.	To the extent there is any conflict between the terms of the Operating Expenses Agreement and this Agreement, the terms of this Agreement shall control.

9.	This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any principles regarding choice of laws or conflict of laws.

10.	This Agreement supersedes and terminates, as of the date thereof, all prior agreements between the Trust, on behalf of the Funds, and Matthews relating to the subsidy provided by Matthews to the Funds with respect to fees charged by certain intermediary platforms on which the Institutional Class shares of the Funds are offered for sale and held.

11.	This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

[Signature Page Follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Agreement.

Very truly yours,

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ William J. Hackett
Name:	William J. Hackett
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

MATTHEWS INTERNATIONAL FUNDS

By:	/s/ John P. McGowan
Name:	John P. McGowan
Title:	Vice President and Secretary

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